Exhibit 99.1

NEWS RELEASE
                     David E. Bosher,  Vice  President  and Treasurer (analysts)
         Contact:    (804) 287-5685
                     Teri   Schrettenbrunner,   Director   of  Public
                     Relations (media)
                     (804) 287-6260


                    CADMUS COMMUNICATIONS CORPORATION REPORTS

                FISCAL 1999 FOURTH QUARTER AND FULL YEAR RESULTS


RICHMOND, VA, August 10, 1999 - Cadmus Communications Corporation (NASDAQ NMS:CDMS) today announced results for its fourth quarter and fiscal year ended June 30, 1999. Financial highlights were as follows:

o Fourth quarter income, adjusted for one-time items, was $2.8 million, or $.30 per share. Full year income, adjusted for one-time items, was $10.1 million, or $1.22 per share.

o Fourth quarter net sales rose 29% to $134.4 million, compared to $104.2 million in the fourth quarter of fiscal 1998. For the year, net sales rose 12.5% to $443 million, compared to $393.8 million in fiscal 1998. Adjusted for acquisitions and divestitures, fourth quarter and fiscal 1999 net sales rose 6%.

o        Free cash flow was $7.9 million in the fourth quarter.

o EBITDA (earnings before interest, taxes, depreciation and amortization), adjusted for one-time items, totaled $17.5 million in the fourth quarter, up 43% from the fourth quarter of fiscal 1998.

C. Stephenson Gillispie, Jr., chairman, president and chief executive officer, commented, "This quarter was an important period of transition and change for Cadmus. We completed the acquisition of The Mack Printing Group, refinanced and expanded our bank credit facility, and successfully completed the issuance of $125 million in senior subordinated notes. These actions represent critical steps in the strategic repositioning of Cadmus that we commenced in our fiscal second quarter with the sale of our financial communications and custom publishing businesses. As a result of these strategic moves, Cadmus is positioned to be less cyclical, less volatile, and better able to compete in the markets we serve."

Gillispie further noted, "We enter our fiscal 2000 with opportunities for further growth and improved profitability. In our industry-leading journal business, we have opportunities for even better margins and stronger cash flow as we continue the integration of Mack. We also are expecting continued growth and improved profitability in our marketing communications businesses, particularly in our rapidly growing specialty packaging and graphic solutions businesses. Finally, we look for very strong free cash flows throughout the fiscal year. These opportunities provide a platform for improved earnings and increased shareholder value in fiscal 2000."

David G. Wilson, Jr., chairman of Cadmus' Professional Communications sector, added, "We are very pleased with the performance of Mack during the past quarter. They are off to a good start and the integration of Mack is proceeding on schedule and very much according to plan. We are more convinced than ever that the combination of Mack and Cadmus Journal Services will meet our expectations, both strategically and operationally, in the coming year."

Fiscal Fourth Quarter Operating Results - Detailed Review

Fourth quarter 1999 results include the results of Mack, acquired on April 1, 1999, and reflect the higher interest expense associated with the acquisition-related financing. Results for the fourth quarter of fiscal 1998 included results of operations from the Company's financial communications and custom publishing product lines, which were divested in the third quarter of fiscal 1999.

Net sales in the fourth quarter rose 29% to a record $134.4 million. Adjusted for the acquisition of Mack and divested operations, net sales grew 6% in the fourth quarter. Professional Communications sector net sales, excluding Mack, were flat in the fourth quarter, as higher STM journal sales offset a decline in special interest magazine revenues. Marketing Communications sector net sales, adjusted for divested businesses, rose 17%, as the Company's specialty packaging and graphic solutions product lines registered net sales increases of 65% and 44%, respectively. These gains were partially offset by a 23% decline in net sales from the Company's point of purchase product line.

Operating income before one-time items in the fourth quarter totaled $10.4 million compared to $7.2 million in the same period of fiscal 1998. Operating margins improved to 7.7% of sales in fiscal 1999 compared to 6.9% in 1998, as the inclusion of Mack's higher margin operations offset an operating loss in the Company's point of purchase product line.

Income before restructuring and debt curtailment charges declined 17% in the fourth quarter to $2.8 million, or $.30 per share, compared to $3.3 million, or $.40 per share, in the fourth quarter of fiscal 1998. Net income in the fourth quarter was $0.5 million, or $.06 per share, compared to $0.9 million, or $0.10 per share, in the fourth quarter of 1998. There were 9,124,000 weighted average shares outstanding for the fourth quarter of 1999, compared to 8,285,000 weighted average shares outstanding for the same period last year.

Free cash flow (cash flow before financing activities, acquisitions and divestitures) was $7.9 million. EBITDA adjusted for one-time items totaled $17.5 million in the fourth quarter.

Fiscal Full-Year Operating Results - Detailed Review

Net sales for fiscal 1999 rose 12% to a record $443.0 million. Adjusted for acquisitions and divested businesses, consolidated sales growth was 6%. Net sales for the Professional Communications sector rose 3% due to continued growth from STM journals. Marketing Communications sector net sales, adjusted for acquisitions and divestitures, increased 14% due to double-digit growth in its specialty packaging and graphic solutions product lines.

Gross profit margins declined to 20.1% of sales from 22.8% last year due to operating losses from the Company's point of purchase product line. Selling, general and administrative expenses fell as a percent of sales to 13.0% from 15.8% last year due to reduced corporate expenses and overall cost controls. Operating income before one-time items rose 9% for the year to a record $28.3 million, while comparable operating margins fell slightly to 6.4% of sales, compared to 6.6% in fiscal 1998.

Net income for the fiscal year ended June 30, 1999 was $13.7 million, or $1.65 per share, compared to $9.1 million, or $1.11 per share, for fiscal 1998. Income before one-time items was $10.1 million, or $1.22 per share, down 12% from the $11.5 million, or $1.41 per share, earned in 1998. Weighted average shares outstanding were 8,336,000 and 8,176,000 for fiscal years 1999 and 1998, respectively.



Company Description

Headquartered in Richmond, Virginia, Cadmus Communications Corporation provides customers with integrated, end-to-end information and communications solutions. The Company is organized around two primary business sectors: Professional Communications serving customers who publish information, and Marketing Communications serving customers who convey marketing messages. Cadmus is the largest printer and producer of scientific, technical and medical journals and publications in the United States, and is a leading national printer and producer of special interest magazines, point of purchase materials and specialty packaging materials. Additional Cadmus services include commercial printing, advertising, direct marketing, software duplication, catalog production and interactive media.



"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995:

Information in this release relating to Cadmus' future prospects and performance are "forward-looking statements" and, as such, are subject to certain risks and uncertainties that could cause actual results to differ materially. Potential risks and uncertainties include but are not limited to: (1) the effective integration of recent acquisitions, (2) continuing competitive pricing in the markets in which the Company competes, (3) the gain or loss of significant customers or the decrease in demand from existing customers, (4) the ability of the Company to continue to obtain improved efficiencies and lower overall production costs, (5) changes in the Company's product sales mix, (6) the performance of new management and leadership teams in the Company and its divisions, (7) the impact of industry consolidation among key customers, (8) the ability of the Company to operate profitably and effectively with higher levels of indebtedness, (9) the ability to retain key employees and managers in light of lower incentives and benefits, and (10) other factors discussed from time to time in the filings we make with the Securities and Exchange Commission. We are not required to, and may not, update any forward-looking statements we make.


                   **(See attached financial highlights)**

              CADMUS COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                     (In thousands, except per share data)
                                   (Unaudited)


                                    Three Months Ended      Twelve Months Ended
                                         June 30,                 June 30,
                                   ---------------------    --------------------

                                    1999         1998        1999        1998
                                   -------      --------    --------    --------

Net sales                         $134,449     $104,179    $443,045    $393,823

Operating expenses:

   Cost of sales                   106,979       80,308     353,973     304,014

   Selling and administrative       15,625       16,208      57,846      62,141

   Amortization of goodwill          1,431          434       2,884       1,731

   Restructuring charge                 --        3,950          --       3,950

   Net gain on divestitures             --           --      (9,521)         --
                                   -------      --------    --------    --------

                                   124,035      100,900     405,182     371,836


Operating income                    10,414        3,279      37,863      21,987

Interest and other expenses:

   Interest                          6,119        2,031      12,204       7,595
   Interest rate swap
     settlement charges              2,101           --       2,101          --

   Other, net                         (432)        (151)       (498)       (388)
                                   -------      -------     -------     -------
                                     7,788        1,880      13,807       7,207
Income before income taxes  and
  and extraordinary item             2,626        1,399      24,056      14,780

Income tax expense                   1,163          539       9,414       5,690
                                   -------      -------     -------     -------
Income before extraordinary item     1,463          860      14,642       9,090

Extraordinary loss on early
extinguishment
 of debt (net of income tax
benefit of $574)                       929           --         929          --
                                   -------      -------     -------     -------
Net income                         $   534      $   860     $13,713    $  9,090
                                   =======      =======     =======    ========

Earnings per share
(fully-diluted):
  Income before extraordinary
    item                           $   .16     $    .10    $   1.76    $   1.11

  Extraordinary loss on early
    extinguishment of debt            (.10)          --        (.11)         --
                                   -------     --------    --------    --------
  Net income                       $   .06     $    .10    $   1.65    $   1.11
                                   =======     ========    ========    ========

Weighted-average common shares
outstanding                          9,124        8,285       8,336       8,176
                                   =======     ========    ========    ========

                             SELECTED HIGHLIGHTS
              (In thousands, except per share data and percents)
                                 (Unaudited)

                                           Three Months Ended     Twelve Months Ended
                                                June 30,               June 30,
                                          ---------------------   --------------------

                                           1999        1998        1999        1998
                                          -------     --------    --------    --------
Operating income                         $10,414     $  3,279    $ 37,863    $ 21,987
Net income                                   534          860      13,713       9,090
Depreciation & amortization expense        6,668        4,838      20,995      18,444
EBITDA                                    17,514        8,268      59,356      40,819
Percentage of net sales:
   Gross profit                             20.4%        22.9%       20.1%       22.8%
   Selling, general and administrative
     expenses                               11.6%        15.6%       13.0%       15.8%
   Amortization of goodwill                  1.1%          .4%         .6%         .4%
   Operating income                          7.7%         3.1%        8.5%        5.6%
   EBITDA                                   13.0%         7.9%       13.4%       10.4%
Earnings per share (fully-diluted)       $   .06     $    .10    $   1.65    $   1.11



                     CONDENSED CONSOLIDATED BALANCE SHEET
                                (In thousands)

                                                    June 30,         June 30,
                                                      1999             1998
                                                   ------------     -----------
                                                   (unaudited)
Assets:
   Cash and cash equivalents                    $        5,068    $        --
   Accounts receivable, net                             92,532          70,571
   Inventories                                          30,586          25,610
   Property plant and equipment, net                   173,085         133,836
   Other assets                                        225,575          61,735
                                                   -----------      ----------

Total assets                                    $      526,846    $    291,752
                                                   ===========      ==========

Liabilities and shareholders' equity:
   Short-term borrowings and current
      maturities of long-term debt              $        6,637    $      8,531
   Long-term debt, less current maturities             269,242          93,224
   Other liabilities                                   114,434          80,181
   Shareholders' equity                                136,533         109,816
                                                   -----------      ----------

Total liabilities and shareholders' equity      $      526,846    $    291,752
                                                   ===========      ==========